Exhibit 99.1

EXECUTIVE COMPENSATION

In this section, we describe our compensation programs and policies and the material elements of compensation for the years ended December 31, 2016 and December 31, 2015 for the persons who served as our Chief Executive Officer during 2016, and our two most highly compensated executive officers, other than our Chief Executive Officer, whose total compensation was in excess of $100,000.  We refer to all individuals whose executive compensation is disclosed herein as our “named executive officers.”

All share and share-based numbers in the below tables and footnotes thereto reflect the Company’s one-for-eight reverse stock split effected on September 27, 2016.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2016 and December 31, 2015 by the persons who served as our Chief Executive Officer and our two most highly compensated executive officers, other than our Chief Executive Officer, whose total compensation was in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Maoji (Michael) Wang	2016	$—	$—	—		$—		$—
Chief Executive Officer(1)
Katherine Butkevich,	2016	$225,000	$—	$230,575	(3)	$—		$455,575
Former Chief Executive Officer(2)
James Kirsch,	2016	$337,261	$—	—		$—		$337,261
Chairman and Former Chief Executive Officer(4)	2015	$327,438	$100,000	—		$—		$427,438
Star Jones,	2016	$300,000	$—	—		$—		$300,000
President, Chief	2015	$300,000	$—	$—		$24,895		$324,895
Development Officer
David Mecklenburger,	2016	$259,431	$—	$—		$27,033	(6)	$286,464
Chief Financial Officer(5)	2015	$251,875	$50,000	$—		$—		$301,875

(1)	Mr. Wang was appointed as our Chief Executive Officer on December 22, 2016. Mr. Wang is serving as CEO in his capacity as a director of the Company, and currently not as an employee.

(2)	Ms. Butkevich served as our Chief Executive Officer from March 30, 2016 to December 22, 2016, at which time Ms. Butkevich became Chief Executive Officer of NAPW, Inc., our wholly-owned subsidiary.

(3)
Represents the grant date fair value of the stock options awarded to Ms. Butkevich on September 30, 2016 computed in accordance with FASB ASC Topic 718.  Please refer to Note 11 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2016 for the assumptions utilized in calculating the fair value.

(4)
Mr. Kirsch served as our Chairman and Chief Executive Officer until March 30, 2016. On March 30, 2016, our Board re-designated Mr. Kirsch from his position as our Chief Executive Officer to serve as Executive Chairman with management responsibility for the Company’s PDN Network and Noble Voice divisions.

(5)	Mr. Mecklenburger resigned as our Chief Financial Officer effective December 31, 2016.

(6)	Consists of payment of unused paid time off.

Employment Agreements with Named Executive Officers

We have entered into an employment agreement with Katherine Butkevich, who served as our Chief Executive Officer from March 30, 2016 through December 22, 2016 (the “2016 Employment Agreement”) and employment agreements with (i) James Kirsch, our Co-Chairman of the Board, who served as our Chairman and Chief Executive Officer through March 30, 2016; (ii) Star Jones, our President; and (iii) David Mecklenburger, who served as our Chief Financial Officer through December 31, 2016 (each such agreement, a “2014 Employment Agreement,” collectively, the “2014 Employment Agreements,” and together with the 2016 Employment Agreement, the “Employment Agreements”).

2014 Employment Agreements

The employment agreement with Mr. Kirsch provides that he will serve as the Company’s Chief Executive Officer and may be designated to serve as Executive Chairman of the Board and receive an annual base salary of $275,000. Ms. Jones’s Employment Agreement provides that she will serve as the Company’s President and receive an annual base salary of $300,000. Mr. Mecklenburger’s Employment Agreement provided that he would serve as the Company’s Chief Financial Officer and would receive an annual base salary of $200,000. Effective January 1, 2015, upon the approval of the Board, Mr. Kirsch’s annual base salary was increased from $275,000 to $325,000 and Mr. Mecklenburger’s annual base salary was increased from $200,000 to $250,000.  Mr. Kirsch’s Employment Agreement provides that his base salary will be automatically increased annually by the greater of 3% of his then current base salary or the annual percentage increase in the Consumer Price Index. Mr. Mecklenburger’s Employment Agreement contained an identical provision regarding the automatic annual increase of his base salary.

Each of the 2014 Employment Agreements provides, and Mr. Mecklenburger’s Employment Agreement provided, for an initial term of three years that automatically renews for successive one year terms unless either party provides advance written notice of its intention to terminate the employment agreement.  In March 2016, Mr. Kirsch became our Executive Chairman and Katherine Butkevich was appointed Chief Executive Officer.  As a result, the term of Mr. Kirsch’s Employment Agreement was automatically renewed for another three years, and his base salary in effect immediately prior to his change in role cannot be reduced.

The 2014 Employment Agreements provide, and Mr. Mecklenburger’s Employment Agreement provided, that each of Messrs. Kirsch and Mecklenburger and Ms. Star Jones will be eligible to receive an annual bonus and have his or her salary reviewed each year by the Board. In addition, Messrs. Kirsch and Mecklenburger and Ms. Star Jones will be reimbursed for all reasonable business expenses incurred in the ordinary course of business and taking into consideration each such executive officer’s unique responsibilities within the Company.  The 2014 Employment Agreements also generally permit Mr. Kirsch and Ms. Star Jones, and Mr. Mecklenburger’s Employment Agreement permitted him, to participate in all benefit plans and programs offered by the Company.

Under the terms of the 2014 Employment Agreements, each of Messrs. Kirsch and Mecklenburger and Ms. Jones is subject to a non-competition, non-interference and non-raiding restrictive covenants during their employment and 18 months following the named executive officer’s last day of employment with the Company. In the event that employment is terminated without “cause” or Messrs. Kirsch and Mecklenburger and Ms. Jones resign for “good reason” (as those terms are defined by the 2014 Employment Agreements), the post-employment restrictive covenant period may not extend past the severance period (as described below). The 2014 Employment Agreements also contain customary confidentiality, work product and return of Company property covenants.

The 2014 Employment Agreements provide each of Mr. Kirsch and Ms. Jones, and Mr. Mecklenburger’s Employment Agreement provided him, with severance pay in the event they are terminated without “cause” or resign for “good reason.”  Upon such a termination of employment, they are entitled to continue to receive their monthly salary at the then current rate for the greater of six months or the number of remaining whole months in their term (whether the initial term or an extension), as well as a pro rata bonus based on the Company’s actual performance for the year in which such termination occurs.  Finally, Ms. Jones’ Employment Agreement also provides that she will become immediately fully vested in any unvested shares of restricted stock granted to her in connection with the merger with NAPW, Inc. upon her termination without “cause” or her resignation for “good reason.”

2016 Employment Agreement

The 2016 Employment Agreement provides for an initial term of two years, and is subject to extension upon agreement of the Company and Ms. Butkevich unless either party provides advance written notice of its or her intention not to extend.  Under the 2016 Employment Agreement, Ms. Butkevich will receive an annual base salary of $300,000, subject to increase, but not decrease, in the sole discretion of the Board or the Compensation Committee.  Ms. Butkevich will be eligible to receive an annual incentive bonus, at a target amount of not less than her base salary, based upon the achievement of one or more performance goals, targets, measurements and other factors, established for such year by the Compensation Committee.  Ms. Butkevich will also participate in all benefit plans and programs, subject to certain conditions and exceptions, as are generally provided by the Company to its other senior executive employees.

Under the terms of the 2016 Employment Agreement, Ms. Butkevich is subject to non-solicitation, non-competition and non-interference restrictive covenants during her employment and for the 12-month period following her last day of employment with the Company.  The Employment Agreement also contains customary confidentiality, work product and return of Company property covenants.

In addition, Ms. Butkevich is entitled to severance pay if she is terminated without “cause” or resigns for “good reason,” each as defined in the 2016 Employment Agreement.  Upon such termination, provided that she executes a release and waiver agreement, Ms. Butkevich will be entitled to receive an amount equal to the sum of her base salary, any earned but unpaid bonus for the year prior to the year of termination, and the pro rata portion of any bonus earned for the year in which termination occurs, as well as continuation of applicable benefits for a period of 12 months following her termination.

Deferred Compensation Plan

The Company has established the Professional Diversity Network 401(k) plan (the “Plan”) effective March 1, 2016. The Company may, in its sole discretion, make matching contributions and profit sharing contributions under the Plan in an amount determined by the Company.

Outstanding Equity Awards at December 31, 2016

The following table sets forth the equity awards we have made to our named executive officers that were outstanding as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)		Market Value of shares or units that have not vested ($)
Maoji (Michael) Wang	—	—		—	—	—		—
Katherine Butkevich	19,167	38,333	(1)	$8.19	09/30/2026	—		—
James Kirsch	—	—		—	—	—		—
Star Jones	—	—		—	—	79,925	(2)	$436,389	(3)
David Mecklenburger	2,500	1,250(4)		$27.6	3/31/2024	—		—

(1)
Represents unvested portion of an award of options to purchase 57,500 shares of the Company’s common stock.  The stock options awarded pursuant to this stock option grant vest and become exercisable in accordance with the following schedule: (i) 1/3 of the shares underlying the option vested immediately on the date of grant, (ii) 1/3 of the shares underlying the option will vest on March 31, 2017, and (iii) 1/3 of the shares underlying the option will vest on March 31, 2018.

(2)
Represents unvested portion of an award of 119,887 shares of restricted stock granted to Ms. Jones pursuant to a Restricted Stock Agreement entered into on December 30, 2014. The Restricted Stock Agreement provides that Ms. Jones may become vested in her shares of Restricted Stock according to the following schedule, contingent upon her continued employment with the Company (or a subsidiary) on such date: (i) 33 1/3% of the shares of Restricted Stock vested on September 24, 2015; (ii) 33 1/3% of the shares of Restricted Stock vested on September 24, 2016; and (iii) 33 1/3% of the shares of Restricted Stock will vest on September 24, 2017.

(3)
The market value of the unvested portion of Restricted Stock is calculated by multiplying the closing price of the Company’s common stock on December 30, 2016 ($10.92) by the number of unvested shares of Restricted Stock.

(4)
Represents unvested portion of an award of options to purchase 3,750 shares of the Company’s common stock. The stock options awarded pursuant to this stock option grant vest and become exercisable in accordance with the following schedule: (i) 1/3 of the shares underlying the option vested on March 31, 2015, (ii) 1/3 of the shares underlying the option vested on March 31, 2016, and (iii) 1/3 of the shares underlying the option will vest on March 31, 2017.

Director Compensation

During 2016, we paid our non-employee directors the following fees in cash: (1) $500 or $1,500 for each Board meeting attended telephonically or in person, respectively, (2) $500 for each Committee meeting attended, (3) $2,500 for serving on the Audit Committee and $2,500 for serving as the Audit Committee Chair and (4) $1,000 for serving on the Compensation Committee and $1,000 for serving as the Compensation Committee Chair.

Messrs. Wang and Kirsch and Ms. Butkevich served as our Chief Executive Officer and Ms. Jones served as our President during 2016. As executive officers, these individuals are not compensated for their service as directors.

The following table details the total compensation earned by the Company’s non-employee directors in 2016:

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
Donna Brazile	$2,000	(1)	$—		$2,000
Barry Feierstein	$1,500	(2)	$9,000	(3)	$10,500
Lee Hillman	$13,500	(4)	$—		$13,500
Xiaojing Huang	$500	(5)	$—		$500
Xianfang Liu	$500	(6)	$—		$500
Daniel Marovitz	$8,000	(7)	$—		$8,000
Stephen Pemberton	$7,000	(8)	$—		$7,000
Andrea Sáenz	$10,500	(9)	$—		$10,500
David Schramm	$11,000	(10)	$—		$11,000
Jingbo Song	$500	(11)	$—		$500
Hao Zhang	$500	(12)	$—		$500
Randi Zuckerberg	$1,000	(13)	$—		$1,000

(1)	Represents Board meeting fees earned during 2016.

(2)	Represents Board meeting fees earned during 2016. Mr. Feierstein resigned from the Board in June 2016.

(3)	Represents fees paid to Mr. Feierstein for consulting services provided to the Company during 2016.

(4)
Represents Board meeting fees earned during 2016 as well as fees earned for Mr. Hillman’s service as Chair of the Audit Committee and as a member of the Compensation Committee.  Mr. Hillman joined our Board in July 2016.

(5)	Represents Board meeting fees earned during 2016.

(6)	Represents Board meeting fees earned during 2016.

(7)
Represents Board fees earned during 2016 as well as fees earned for Mr. Marovitz’s service as Chair of the Audit Committee and as a member of the Compensation Committee. Mr. Marovitz resigned from the Board in June 2016.

(8)	Represents Board meeting fees earned during 2016 as well as fees earned for Mr. Pemberton’s service as a member of the Compensation Committee. Mr. Pemberton resigned from the Board in November 2016.

(9)	Represents Board and committee meeting fees earned during 2016 as well as fees earned for Ms. Sáenz’s service as a member of the Audit and Compensation Committees.

(10)
Represents Board meeting fees earned during 2016 as well as fees earned for Mr. Schramm’s service as Chair of the Compensation Committee and as a member of the Audit Committee.  Mr. Schramm joined our Board in July 2016.

(11)	Represents Board meeting fees earned during 2016.

(12)	Represents Board meeting fees earned during 2016.

(13)	Represents Board meeting fees earned during 2016.

The table below sets forth the unexercised options held by each of our non-employee directors outstanding as of December 31, 2016.

Name	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2016
Donna Brazile	638
Barry Feierstein	—
Lee Hillman	—
Xiaojing Huang	—
Xianfang Liu	—
Daniel Marovitz	—
Stephen Pemberton	638
Andrea Sáenz	638
David Schramm	—
Jingbo Song	—
Hao Zhang	—
Randi Zuckerberg	638